Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-186111

PROSPECTUS

BENEFIT STREET PARTNERS REALTY TRUST, INC.
DISTRIBUTION REINVESTMENT PLAN

Maximum Offering of 66,542,105 Shares of Common Stock

This prospectus relates to shares of common stock, $0.01 par value per share (“common stock”) we may offer and sell from time to time according to the terms of the Benefit Street Partners Realty Trust, Inc. Distribution Reinvestment Plan (the “Plan”). Participants should retain this prospectus for future reference.

PLAN HIGHLIGHTS

•	You may invest all of your cash distributions that we pay to you in additional shares of our common stock without paying any brokerage commissions or fees.

•	Once you are enrolled in the Plan, cash distributions paid on the shares of your common stock will be automatically reinvested in additional shares of our common stock until you terminate your participation in the Plan or your participation is terminated by us. No minimum amount of shares is required to participate in the Plan. If you are currently enrolled, you will continue to be enrolled in the Plan.

•	The purchase price for shares purchased with reinvested cash distributions under the Plan will be our estimated net asset value per share, as determined by our board of directors from time to time, which is currently $20.05 per share. There is no market for our shares.

•	Your participation in the Plan is entirely voluntary and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive any cash distributions paid on your shares of common stock.

Investing in our common stock involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. Please see the information under the caption “Risk Factors” beginning on page 6 of this prospectus and in the reports we file with the Securities and Exchange Commission which are incorporated by reference in this prospectus, to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Prospectus dated March 7, 2017

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SUMMARY OF THIS OFFERING

The following summary below describes the principal terms of this offering and the Plan. The entire text of the Plan is included in Appendix A to this prospectus. Unless otherwise indicated or the context requires otherwise, in this prospectus, references to “our company,” “we,” “us” and “our” mean Benefit Street Partners Realty Trust, Inc. and its consolidated subsidiaries.

Shares Offered	66,542,105 shares of common stock, $0.01 par value per share.

Enrollment	No action is required if you are already participating in the Plan. If you are not already participating in the Plan, you can participate if you currently own shares of our common stock by completing and submitting an Authorization Form, which can be obtained by contacting us. No minimum amount of shares is required to participate in the Plan.

Reinvestment of Distributions	You will be able to purchase additional shares of our common stock by reinvesting any cash distributions paid on your shares of common stock.

Price per Share — Distribution Reinvestments	The purchase price for shares purchased with reinvested cash distributions under the Plan will be our estimated net asset value, or NAV, per share of our common stock approved from time to time by our board of directors, or Estimated Per-Share NAV, which is currently $20.05 per share.

Plan Administrator	We will continue to serve as the administrator of the Plan.

Source of Shares of Common Stock	Initially, shares of our common stock purchased pursuant to the Plan will come from our authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange, we may also purchase shares of our common stock in the open market.

Tracking Your Investment	You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account.

Amendment, Suspension and Termination of the Plan	We may amend any aspect of the Plan or suspend or terminate the Plan for any reason by providing 10 days’ written notice to participants.

Use of Proceeds	The proceeds from this offering will be used for general corporate purposes, including, but not limited to, the payment of distributions, the origination and purchase of commercial real estate debt and other targeted investments, payment of fees and other costs (including the cost of registering shares under the Plan), and funding for our share repurchase program.

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Plan Restrictions	A participant will not be able to acquire shares of common stock under the Plan if the purchase would (i) cause its ownership to exceed 9.8% in value of the aggregate of our outstanding shares of capital stock or 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of shares of capital stock or (ii) violate any of the other share ownership and transfer restrictions imposed by our charter.

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BENEFIT STREET PARTNERS REALTY TRUST, INC.

We are in business to originate, acquire and manage a diversified portfolio of commercial real estate debt secured by properties located both within and outside of the United States. We also invest in commercial real estate securities. Commercial real estate debt investments may include first mortgage loans, subordinated mortgage loans, mezzanine loans and participations in such loans. Real estate securities may include commercial mortgage-backed securities (“CMBS”), senior unsecured debt of publicly traded REITs, debt or equity securities of other publicly traded real estate companies and collateralized debt obligations (“CDOs”).

We were incorporated in Maryland on November 15, 2012 and have conducted our operations to qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. We have no direct employees. We retained Benefit Street Partners, L.L.C. (“Advisor”), to manage our affairs on a day-to-day basis. Our Advisor is an affiliate of Providence Equity Partners, L.L.C.

Our executive office is located at 9 West 57th Street, Suite 4920, New York, New York 10019. Our telephone number is (212) 588-6770. Our Investor Relations Department can be contacted at (844) 785-4393. Additional information about us may be obtained at www.bsprealtytrust.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission, or SEC. You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following addresses:

Benefit Street Partners Realty Trust, Inc.
9 West 57th Street, Suite 4920
New York, NY 10019
(844) 785-4393

Attn: Investor Relations

You can read these filings over the Internet at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 or e-mail at publicinfo@sec.gov for further information on the operation of the public reference facilities.

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DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents, filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

Annual Report on Form 10-K	For the year ended December 31, 2015, filed with the SEC on March 11, 2016.

Current Reports on Forms 8-K or 8-K/A	Filed with the SEC on January 4, 2016, January 5, 2016, January 28, 2016, March 29, 2016, May 6, 2016, May 19, 2016, May 24, 2016, June 17, 2016, June 29, 2016, July 15, 2016, July 29, 2016, August 16, 2016, August 19, 2016, September 9, 2016, September 29, 2016, October 12, 2016, November 14, 2016, January 3, 2017, and February 3, 2017.

Definitive Proxy Statement (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2015)	Filed with the SEC on April 29, 2016.

The description of our common stock contained in our Registration Statement on Form 8-A filed, including all amendments and reports filed for the purpose of updating such description	Filed with the SEC on April 28, 2014.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Your request for copies should be directed to: Benefit Street Partners Realty Trust, Inc. at (844) 785-4393 or 9 West 57th Street, Suite 4920, New York, NY 10019, Attn: Investor Relations.

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RISK FACTORS

Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of any subsequent Quarterly Reports on Form 10-Q, and in any Current Reports on Form 8-K, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements include statements regarding the intent, belief or current expectations of Benefit Street Partners Realty Trust, Inc. (“we,” “our” or “us”) and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	our business and investment strategy;

•	our ability to make investments in a timely manner or on acceptable terms;

•	current credit market conditions and our ability to obtain long-term financing for our investments in a timely manner and on terms that are consistent with what we project when we invest;

•	the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;

•	our ability to make scheduled payments on our debt obligations;

•	our ability to generate sufficient cash flows to make distributions to our stockholders;

•	our ability to generate sufficient debt and equity capital to fund additional investments;

•	our ability to refinance our existing financing arrangements;

•	the degree and nature of our competition;

•	the availability of qualified personnel;

•	our ability to maintain our qualification as a real estate investment trust ("REIT"); and

•	other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015.

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to this prospectus. We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events, or other changes.

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TERMS AND CONDITIONS OF THE DISTRIBUTION REINVESTMENT PLAN

Purpose

1. What is the purpose of the Plan?

The primary purpose of the Plan is to give our stockholders a convenient way to reinvest their cash distributions in additional shares of common stock.

Benefits and Disadvantages

2. What are the benefits and disadvantages of the Plan?

Benefits:

Before deciding whether to participate in the Plan, you should consider the following benefits of participation in the Plan:

•	You will realize the convenience of having all of your cash distributions (other than certain excluded distributions, as described in the Plan; references to “cash distributions” or “distributions” in this section entitled Terms and Conditions of the Distribution Reinvestment Plan will be deemed to refer to distributions other than such excluded distributions) automatically reinvested in additional shares of our common stock. Since we will credit fractional shares of common stock to your Plan account, you will receive full investment of your distributions.

•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases and latest balances.

•	We, not you, will pay all costs of administering the Plan.

Disadvantages:

Before deciding whether to participate in the Plan, you should consider the following disadvantages of participation in the Plan:

•	Your reinvestment of cash distributions will result in your being treated for U.S. federal income tax purposes as having received, on the distribution payment date, a distribution equal to the fair market value of our common stock that you received. The distribution may give rise to a liability for the payment of income tax on our earnings and profits attributable to that distribution without providing you with immediate cash to pay the tax when it becomes due.

•	Because our common stock is not listed on a national securities exchange, the price for shares purchased under the Plan will not be determined by market conditions. This price may fluctuate based on the determination of our board of directors. These fluctuations may change the number of shares of our common stock that you receive. See Question 7 for a discussion of how the price for the shares is determined.

•	Your investment elections, and any changes or cancellations, must be received by us within specified time limits. If these time limits are not met, a delay may occur before your investment elections can be implemented. Please see Questions 6 and 10 for information on the time limit for participation in the Plan.

•	You may not pledge shares of common stock deposited in your Plan account unless you withdraw those shares from the Plan.

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•	Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

Administration

3. Who will administer the Plan?

Plan administrator.  We will serve as the Plan administrator and:

•	act as your agent;

•	keep records of all Plan accounts;

•	send your account statements to you; and

•	perform other duties relating to the Plan.

You should send all correspondence with the Plan administrator to:

Benefit Street Partners Realty Trust, Inc.
9 West 57th Street, Suite 4920
New York, NY 10019
(844) 785-4393
Attn: Investor Relations

Transfer agent.  If you decide to transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise to a person or entity outside the Plan, you should send all correspondence to the below address:

Plan Registrar
c/o DST Systems Inc.
430 W. 7th St.
Kansas City, MO 64105-1407

Successor Plan administrator.  We may appoint a new Plan administrator at any time. We may resign at any time. In either such case, we will appoint a successor Plan administrator, and we will notify you of such change.

Participation

4. Who is eligible to participate in the Plan?

Except as described below, the Plan is generally open to all holders of our common stock who elect to participate in the Plan. Participants can be individuals, trusts, retirement plans, corporations or other entities. You must notify us in the event that, at any time during your participation in the Plan, there is an inaccuracy of any representation under your subscription agreement or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause you to fail to meet the suitability standards set forth in this prospectus for your initial purchase of our shares.

Exclusion from Plan at Our Election.  Notwithstanding any other provision in the Plan, we reserve the right to prevent you from participating in the Plan for any reason. We may terminate your individual participation in the Plan by providing 10 days’ written notice to you.

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Enrollment

5. How do I enroll in the Plan?

With respect to distribution reinvestments, no action is required if you are already participating in our Plan. If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

The Authorization Form.  To enroll and participate in the Plan, you must complete an Authorization Form, which you can obtain by contacting us, and mail it to us at the address set forth in Question 3. If you are enrolling for distribution reinvestments, your form must be received no later than 10 days prior to the last day of the applicable period related to a distribution. If your form is received after the 10th day before the end of the distribution period, then you will receive a cash distribution for such distribution period and your enrollment will be processed for the distribution declared for the following distribution period. Authorization forms may be obtained at any time by telephonic, Internet or written request to us.

If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Plan, you may sign and return the Authorization Form to participate in the Plan at any time.

We will automatically reinvest any cash distributions paid on all shares of common stock that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan or your participation. If you participate in the Plan, we will pay distributions on all shares of common stock held in your Plan account. We will credit the common stock purchased pursuant to the Plan to your Plan account.

If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, such broker, bank or other nominee in whose name your shares are held must submit a completed Authorization Form on your behalf.

6. When will my participation in the Plan begin?

We will begin to reinvest distributions for the distribution period in which your Authorization Form is received, provided we receive such Authorization Form at least 10 days before the end of such applicable distribution period. Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

Purchases

7. How are shares purchased under the Plan?

Source of the Shares of Common Stock.  Initially, shares of common stock purchased on your behalf by us under the Plan will come from our legally authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange, we may also purchase shares of our common stock in the open market.

Distribution Payment Dates.  We will pay distributions when, as and if authorized by our board of directors. We cannot assure you that we will continue to pay distributions according to this schedule, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future distributions. We will not be liable when conditions, including compliance with rules applicable to us as a REIT, the provisions of our charter and the rules and regulations of the SEC, prevent us from paying distributions or interfere with the timing of distributions.

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Price of Shares of Common Stock.  The purchase price for shares purchased with reinvested cash distributions under the Plan is currently $20.05 per share, which is equal to our Estimated Per-Share NAV, as approved by our board of directors from time to time.

Our shares are not publicly traded and there is no established public trading market for the shares on which to base market value. Investors are cautioned that common stock not publicly traded is generally considered illiquid and our Estimated Per-Share NAV may not be realized when an investor seeks to liquidate his or her common stock or if we were to liquidate our assets.

Number of Shares of Common Stock to be Purchased.  We will invest for you the total dollar amount equal to the cash distribution on all shares of common stock, including fractional shares, held in your Plan account. Subject to the maximum number of shares available under the Plan and the restrictions contained in our charter on transfer and ownership of our common stock described in Question 16, there is no limit on the number of shares of common stock you may purchase through the Plan. We will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the fourth decimal place. We will deduct from the amount to be invested for you any amount that we are required to deduct for tax withholding purposes.

Certificates

8. Will I receive certificates for shares purchased?

Book-Entry.  Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that we purchase for your account under the Plan in your name. We will credit such shares to your Plan account in “book-entry” form. This service protects against the loss, theft or destruction of certificates representing shares of common stock.

Issuance of Certificates.  Upon your written request to us, we will issue and deliver to you certificates for all whole and fractional shares of common stock credited to your Plan account. We will handle such requests at no cost to you.

Transfer Restrictions.  If you wish to pledge, sell or transfer shares of common stock to a person or entity, you must first request that we issue a certificate for the shares in your name. Please also see Question 16 which describes certain provisions of our charter which restrict transfer and ownership of shares.

Reports

9. How will I keep track of my investments?

Within 90 days after the end of each calendar year, we will send you a statement of account that will provide the following information with respect to your Plan account:

•	cash distributions received;

•	number of shares of common stock purchased (including fractional shares); and

•	price paid per share of our common stock.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan.

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Withdrawal

10. How would I terminate or modify my participation in the Plan?

Withdrawal from the Plan.  You may terminate or modify your participation in the Plan at any time. In order to withdraw from the Plan, you must provide written notice to us. We must receive such written notice at least 10 days before the last day of the applicable distribution period. If your request to terminate or modify your participation in the Plan is received by us after the 10th day before the last day of the applicable distribution period, then we will process the reinvestment of your proceeds of the upcoming cash distribution in accordance with your existing instructions; your request will be processed by us for the distribution declared with respect to the following period. After we terminate your account, we will pay to you all cash distributions on shares of common stock owned by you unless you rejoin the Plan.

Rejoining the Plan after Withdrawal.  After you withdraw from the Plan, you may again participate in the Plan at any time by filing a new Authorization Form with us.

Tax Considerations

11. What are the U.S. federal income tax consequences for participants in the Plan?

You are encouraged to consult your personal tax advisors with specific reference to your own tax situation and potential changes in the applicable law as to all U.S. federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions under the Plan, your tax basis and holding period for our common stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock. This Question 11 and Questions 12 through 16 provide a brief summary of the material U.S. federal income tax considerations applicable to the Plan, and this summary is for general information only, does not purport to address all aspects of taxation that may be relevant to a particular participant in light of his, her or its personal investment circumstances, or to certain types of participants (including, for example, insurance companies, partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities, pension plans or other tax-exempt organizations, financial institutions, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting, persons that holder their common stock as part of a straddle, hedge, constructive sale or conversion transaction, regulated investment companies, REITs, certain U.S. expatriates, persons whose “functional currency” is not the U.S. dollar, or persons who acquired our shares of common stock through the exercise of an employee stock option of otherwise as compensation) subject to special treatment under the U.S. federal income tax laws, and is not tax advice. This summary generally does not address tax consequences to persons who are not “U.S. Stockholders.” In general, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) who or that is, for U.S. federal income tax purposes, (a) an individual citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury Regulations to continue to be treated as a United States person. If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock and participates in the Plan, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds shares of common stock and participates in the Plan should consult its own tax advisors regarding the tax consequences to the partner of participation in the Plan.

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If a U.S. Stockholder elects to participate in the Plan and is subject to U.S. federal income taxation, the U.S. Stockholder will be taxable on its distributions regardless of having elected to have the distributions withheld and reinvested pursuant to the Plan rather than receive the distributions in cash. Specifically, the U.S. Stockholder will be treated as having received the distribution from us in cash and then applying such distribution to the purchase of additional shares of common stock. In addition, to the extent shares of our common stock are purchased through the Plan at a discount to their fair market value, the U.S. Stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.

As long as we qualify as a REIT, as in the case of non-reinvested cash distributions, the distributions that are reinvested under the Plan (and not designated as capital gain dividends or qualified dividend income), including the discount from fair market value, will be taxable to a U.S. Stockholder as ordinary income to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) allocable to the distributions. Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the tax basis in the U.S. Stockholder’s shares of our common stock, but not below zero, and then capital gain to the extent the excess distribution exceeds the U.S. Stockholder’s tax basis. Additionally, because distributions in excess of earnings and profits reduce the tax basis in the U.S. Stockholder’s shares of our common stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of such shares. Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of: (a) the qualified dividend income received by us during such taxable year from C corporations (generally, dividends that we receive will be treated as qualified dividends if the dividends are received from a regular, domestic C corporation and specified holding period and other requirements are met); (b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and (c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Distributions that we pay are not eligible for the dividends received deduction otherwise generally available to a stockholder that is a corporation. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and that is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

A U.S. Stockholder’s tax basis in shares of our common stock acquired under the Plan generally will equal the total amount of distributions such U.S. Stockholder is treated as receiving. The holding period in the U.S. Stockholder’s shares of our common stock generally begins on the day following the date on which the shares are credited to the U.S. Stockholder’s Plan account.

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12. How are administrative expenses treated?

Although the matter is not free from doubt, based on certain private letter rulings obtained by other taxpayers, we intend to take the position that administrative expenses of the Plan that we pay do not give rise to constructive distributions to you. However, because these private letter rulings were not issued to us, we have no legal right to rely on their conclusions. Thus, it is possible that the IRS might view your share of the administrative costs as constituting a taxable distribution to you and/or a distribution that reduces the basis in your shares. For this and other reasons, it is possible that we may in the future take a different position with respect to these costs.

13. What are the U.S. federal tax consequences of dispositions?

When a U.S. Stockholder withdraws shares from the Plan, the U.S. Stockholder will not realize any taxable income. A U.S. Stockholder that subsequently disposes of its shares of our common stock received under the Plan may recognize a gain or loss upon such disposition. The amount of any gain or loss recognized will be the difference between the amount of cash and fair market value of property received from the disposition and the U.S. Stockholder’s adjusted tax basis in the shares of common stock subject to the disposition. In general, the gain or loss will be taxed as long-term capital gain or loss if the U.S. Stockholder held such shares for more than 12 months, except that any loss on shares of our common stock held for six months or less generally will be treated as long-term capital loss to the extent of any capital gain dividends received with respect to the U.S. Stockholder’s common stock. The use of capital losses is subject to limitations.

14. How are backup withholding and information reporting provisions applied to you?

In general, any distribution reinvested under the Plan is not subject to U.S. federal income tax withholding, unless you are not a U.S. Stockholder and as such are otherwise subject to such withholding on cash dividends received from us, in which case, only the net amount of the distribution, after deduction for any such withholding, will be reinvested under the Plan. We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, regardless of whether distributions are reinvested pursuant to the Plan, unless the U.S. Stockholder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number on an IRS Form W-9 (or an appropriate substitute form), certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholder who fails to certify its non-foreign status. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Plan. Therefore, if a U.S. Stockholder is subject to backup withholding, such U.S. Stockholder’s distributions to be reinvested under the Plan will be reduced by the backup withholding amount.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against such U.S. Stockholder’s U.S. federal income tax liability; provided, that the required information is furnished to the IRS.

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Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity (as the beneficial owner or, in certain cases, as an intermediary for the beneficial owners) unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. These rules generally will apply to all payments of dividends on our common stock and generally will apply in the future to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2018. We will not pay any additional amounts in respect of any amounts withheld. You are encouraged to consult your tax advisor regarding the particular consequences to you of this rule.

We will send an IRS Form 1099-DIV to you and to the IRS after the end of each year, reporting all distribution income you received during the year on your common stock.

15. Are there any other U.S. federal income taxes that may apply to you for participating in the Plan?

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. You should consult your tax advisors regarding the effect, if any, of this tax on your ownership and disposition of shares of our common stock.

16. Is there any limit on the amount of common stock I can purchase pursuant to the Plan?

For us to qualify as a REIT, no more than 50% in value of our outstanding stock may be actually or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year, which we refer to as the closely-held requirement, and our outstanding common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a short taxable year. Our charter contains restrictions on ownership and transfer of shares, which we refer to collectively as the ownership limitation, to, among other purposes, help ensure compliance with these requirements. The ownership limitation provides that no holder of our stock may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than 9.8% in value of the aggregate of our outstanding stock or 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our outstanding stock. However, our charter provides that this ownership limit may be modified, prospectively or retroactively, either entirely or with respect to one or more persons, by our board of directors, if such modification does not jeopardize our status as a REIT and our board of directors received certain representations and undertakings required by our charter. As a condition of such modification, the board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to it in its sole discretion, as it may deem necessary or advisable to determine our ensure our status as a REIT. The ownership limitation will not apply if the board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Any acquisition of shares of common stock under the Plan is subject to being voided, ab initio, in the event that acquisition would result in a violation of the ownership limitation, the closely-held requirement or the 100 stockholder requirement, or certain other requirements or restrictions that could jeopardize our status as a REIT. If your acquisition is voided, you will receive in cash any distributions that were to be reinvested, without interest.

Other Provisions

17. How can I vote my shares?

We will send you proxy materials for any meeting of stockholders that will set forth matters to be voted upon and contain a proxy card or other instructions for voting your shares. You may vote your shares of common stock either by designating your vote on the proxy card, by authorizing a proxy in accordance with other instructions or by voting such shares in person at the meeting of stockholders.

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18. What are your and the Plan administrator’s responsibilities?

We, as Plan administrator or otherwise, and any of our agents, in administering the Plan, are not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which shares of our common stock are purchased or sold for a participant’s account. We and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable law, including federal securities laws. We specifically disclaim any responsibility for any of our actions or inactions in connection with the administration of the Plan. None of our directors, officers, or stockholders or our agents will have any personal liability under the Plan.

19. How will a stock split affect my Plan account?

We will adjust your account to reflect any stock split, reverse stock split or distribution payable in shares of common stock. In such event, we, as Plan administrator, will receive and credit to your Plan account the applicable number of full shares and the value of any fractional shares.

20. Can I pledge my shares under the Plan?

You may not pledge any shares of common stock credited to your Plan account. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw the shares from the Plan.

21. How can I transfer my shares?

You may transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise. To transfer your shares to another person or entity you will need to mail to the Plan registrar, at the address in Question 3, a completed transfer form and an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) completed by the person or entity to whom you are transferring your shares. Please contact the transfer agent if you have any questions or need additional information. Prior to the listing of our common stock on a national securities exchange, your transfer of shares will terminate participation in the Plan with respect to such transferred shares as of the first day of the distribution period in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to us that such transferee meets the requirements for participation in the Plan and affirmatively elects participation by delivering an executed Authorization Form.

22. Can the Plan be amended, suspended or terminated?

We reserve the right to terminate a participant’s participation in the Plan or to terminate or suspend the Plan itself at any time upon 10 days’ written notice to the individual participant or all participants, as the case may be. We also may amend the Plan by providing notice at least 10 days prior to the effective date of the amendment.

23. What happens if you terminate the Plan?

If we terminate the Plan, we will send to each participant (i) a statement of account detailing the items listed in Question 9 and (ii) a check for the amount of any distributions and other amounts in the participant’s account that have not been invested in shares. Our record books will be revised to reflect the ownership of record of the participant’s full shares and the value of any fractional shares standing to the credit of each participant’s account based on the market price of the shares. Any future distributions made after the effective date of the termination will be sent directly to the former participant.

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24. Are there any risks associated with the Plan?

Your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. We cannot assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the value or, if in the future applicable, market price with respect to shares of common stock purchased under the Plan. Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency. We encourage you to carefully consider the various risks associated with an investment in our common stock set forth in “Risk Factors” contained in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and in any Current Reports on Form 8-K filed with the SEC.

25. How will you interpret and regulate the Plan?

We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us.

26. What law governs the Plan?

The laws of the State of Maryland will govern the Plan and the participants’ election to participate in the Plan.

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USE OF PROCEEDS

The proceeds from this offering will be used for general corporate purposes, including, but not limited to, the payment of distributions, the origination and purchase of commercial real estate debt and other targeted investments, payment of fees and other costs (including the cost of registering shares under the Plan), and funding for our share repurchase program. We have no basis for estimating the number of shares that will be sold.

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PLAN OF DISTRIBUTION

We are offering a maximum of 66,542,105 shares through the Plan. We have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions in connection with the sale of shares pursuant to the Plan.

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EXPERTS

The audited consolidated financial statements and financial statement schedule of Benefit Street Partners Realty Trust, Inc. as of and for the years ended December 31, 2015 and 2014 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of KPMG LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements for the year ended December 31, 2013 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

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LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon for us by Hogan Lovells US LLP.

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INVESTOR SUITABILITY STANDARDS

We have established financial suitability standards for investors who purchase shares of our common stock. All Plan participants should carefully review the following suitability standards to determine whether they are eligible to participate in the Plan. These standards require you to meet the applicable criteria below. In determining your net worth, do not include your home, home furnishings or automobiles.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000.

Alabama

•	In addition to the general suitability requirements described above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

California

•	In addition to the general suitability requirements described above, a California investor’s maximum investment in us will be limited to 10% of his or her net worth (exclusive of home, home furnishings and automobiles).

Iowa

•	Iowa investors must have an annual gross income of at least $100,000 and a minimum Net Worth of $100,000 (exclusive of home, home furnishings and automobiles) or, in the alternative a Net Worth of $350,000 (exclusive of home, home furnishings and automobiles). The investor’s maximum aggregate investment in our common stock and other non-publicly traded direct participation programs may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, auto and home furnishings minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in us and securities of other non-traded real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Maine

•	The Maine Office of Securities recommends that an investor’s aggregate investment in us and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Massachusetts

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in us and our affiliates cannot exceed 10% of the Massachusetts resident’s net worth.

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Michigan

•	The maximum investment allowable in us for a Michigan investor is 10% of his or her net worth.

Missouri

•	In addition to the general suitability requirements described above, no more than ten percent (10%) of any one Missouri investor’s liquid net worth may be invested in the securities registered by us for this offering with the Missouri Securities Division.

Nebraska

•	Nebraska investors must have either (a) a minimum net worth of at least $70,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum net worth of $350,000. A Nebraska investor’s aggregate investment in us and in other non-publicly traded real estate investment trusts (REITs) may not exceed ten percent (10%) of his or her net worth (exclusive of home, home furnishings, and automobiles). An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal securities laws is not subject to the foregoing limitations.

New Jersey

•	New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor’s investment in us, shares of our affiliates, and other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth.

New Mexico

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico investor’s aggregate investment in us, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

North Dakota

•	North Dakota investors must represent that, in addition to the general suitability requirements described above, they have a net worth of at least 10 times their investment in our offering.

Ohio

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor’s aggregate investment in us, shares of our affiliates, and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Oregon

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in us and our affiliates also cannot exceed 10% of the Oregon resident’s net worth.

Pennsylvania

•	The maximum investment allowable in us for a Pennsylvania investor is 10% of his or her net worth.

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Tennessee

•	A Tennessee resident’s investment must not exceed 10% of his or her liquid net worth (exclusive of home, home furnishings and automobiles).

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LIMITATION OF LIABILITY AND INDEMNIFICATION OF
OUR DIRECTORS, OFFICERS AND OUR ADVISOR

Except as set forth below or under Maryland law, our charter and bylaws eliminate the personal liability of our directors and officers to us and our stockholders for monetary damages and require us to indemnify and, without requiring a preliminary determination of the ultimate entitlements to indemnification, pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to:

•	any individual who is a present or former director or officer of our company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity;

•	any individual who, while a director or officer of our company and at the request of our company, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	our advisor and any of its affiliates, acting as an agent of our company.

Our charter provides that a director, our advisor or any of its affiliates may not be indemnified by us for losses suffered by him, her or it or held harmless for losses suffered by us unless all of the following conditions are met:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

•	the person seeking indemnification was acting on our behalf or performing services for us; and

•	the liability or loss was not the result of (a) negligence or misconduct by the director (other than an independent director), our advisor or its affiliates or (b) gross negligence or willful misconduct by an independent director.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the stockholders. Indemnification could reduce the legal remedies available to us and the stockholders against the indemnified individuals.

This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Our charter also prohibits us from providing indemnification for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of us were offered or sold as to indemnification for violation of securities laws.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our charter further prohibits us from paying or reimbursing the reasonable legal expenses and other costs incurred by a director, our advisor or any affiliate of our advisor, in advance of final disposition of a proceeding, unless:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services for us or on our behalf by the person seeking indemnification;

•	the person seeking indemnification provides us with a written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification;

•	the proceeding was initiated by a third party who is not a stockholder or, if initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such reimbursement or advancement of expenses; and

•	the person seeking indemnification provides us with a written undertaking to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest, if it is ultimately determined that the person seeking indemnification did not comply with the requisite standard of conduct.

We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of those directors and officers consistent with the provisions of our charter. Provided the above conditions are met, we have also agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from any loss or liability arising out of the performance of their obligations under the advisory agreement. As a result, we and our stockholders may be entitled to a more limited right of action than we and you would otherwise have if these indemnification rights were not included in the charter and bylaws or the advisory agreement.

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APPENDIX A

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
BENEFIT STREET PARTNERS REALTY TRUST, INC.

Benefit Street Partners Realty Trust, Inc., a Maryland corporation (the “Company”), has adopted this Amended and Restated Distribution Reinvestment Plan (the “Plan”), to be administered by the Company or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1. Election to Participate.  Any holder of shares of common stock of the Company, par value $0.01 per share (the “Shares”) who has not previously elected to participate in the Plan may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Shares to be subject to participation in the Plan.

2. Distribution Reinvestment.  The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company with respect to Shares of Participants (the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Shares will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as “Excluded Distributions” by the Board of Directors of the Company.

3. General Terms of Plan Investments.  (a) The Company will offer Shares pursuant to the Plan at a price equal to the Company’s net asset value per share as determined by the Company’s Board of Directors (the “Per Share NAV”), as may be changed from time to time.

(b) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.

(c) Dealer manager fees will not be paid for the Shares purchased pursuant to the Plan.

(d) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e) Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.

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(f) Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of Company or its transfer agent.

(g) A Participant will not be able to acquire Shares under the Plan to the extent such purchase would cause it to exceed the Ownership Limit or other Share ownership restrictions imposed by the Company’s Charter. For purposes of this Plan, “Ownership Limit” shall mean the prohibition on beneficial ownership of not more than 9.8% in value of the aggregate outstanding shares of stock of the Company and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of the shares of stock of the Company.

4. Absence of Liability.  The Company and the Administrator shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. The Company and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability.  Each Participant shall notify the Administrator if, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.

6. Reports to Participants.  Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Paragraph 5 hereof, the Participant is required to notify the Administrator if there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the company or the Administrator at least annually.

7. Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

8. Termination.  (a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.

(b) Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

9. State Regulatory Restrictions.  The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

10. Amendment to, Suspension or Termination of the Plan.  (a) Except for Section 8(a) of this Plan which shall not be amended prior to a listing of the Shares on a national securities exchange, the terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

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(b) The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate or suspend the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

11. Participation by Limited Partners of Benefit Street Partners Realty Operating Partnership, L.P.  For purposes of this Plan, “stockholders” shall be deemed to include limited partners of Benefit Street Partners Realty Operating Partnership, L.P. (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.

12. Governing Law.  This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

13. Notice.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Plan Administrator, addressed to:Benefit Street Partners Realty Trust, Inc., 9 West 57th Street, Suite 4920, New York, New York 10019, Attn: Investor Relations, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

14. Certificates.  The ownership of the Shares will be in book-entry form prior to the issuance of certificates. The Company will not issue share certificates except to stockholders who make a written request to the Administrator.

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